UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 17, 2014 (June 11, 2014)

TCP CAPITAL CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	814-00899	56-2594706
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2951 28th Street, Suite 1000
Santa Monica, California	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 566-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On June 17, 2014, in connection with the previously announced private offering, TCP Capital Corp. (the “Company”) issued $100 million in aggregate principal amount of 5.25% convertible senior unsecured notes due 2019 (the “Notes”) under an indenture, dated as of June 17, 2014 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).  The Company also granted the initial purchasers of the Notes an option to purchase up to an additional $15 million in aggregate principal amount of the Notes solely to cover overallotments.

The Notes will mature on December 15, 2019, unless previously converted in accordance with their terms.  As described in the Indenture, holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding June 15, 2019, in integral multiples of $1,000 principal amount, only under the following circumstances: (i) during any calendar quarter commencing after the calendar quarter ending on September 30, 2014 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (ii) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the “measurement period” was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day; or (iii) upon the occurrence of “specified corporate events” (as described in the Indenture). On or after June 15, 2019, holders may convert their Notes at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date irrespective of the foregoing conditions.

Upon conversion of a Note, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election. If the Company satisfies its conversion obligation in solely cash or through payment and delivery, as the case may be, of a combination of cash and shares of the Company’s common stock, the amount of cash and shares of the Company’s common stock, if any, due upon conversion will be based on a daily conversion value calculated on a proportionate basis for each trading day in a 15 trading day observation period. The initial conversion rate of the Notes is 50.9100 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $19.64 per share and a maximum number of shares of the Company’s common stock issuable at the initial conversion rate of 5,091,000 shares (or 5,854,650 if the initial purchasers’ over-allotment option is exercised in full). The conversion rate will be subject to adjustment in certain events.

The Notes will be general unsecured obligations of the Company, will rank equally in right of payment with the Company’s existing and future senior unsecured debt and will rank senior in right of payment to any potential subordinated debt, should any be issued in the future. The Notes will rank junior to the Company’s secured indebtedness (including unsecured indebtedness that the Company later secures) to the extent of the value of the assets securing such indebtedness and will rank junior to all existing and future indebtedness (including trade payables) or preferred stock incurred or issued by the Company’s subsidiaries, financing vehicles or similar facilities.

The interest rate on the Notes is 5.25% per year, payable semiannually in arrears on June 15 and December 15 of each year, commencing December 15, 2014.

No holder of the Notes will be entitled to receive shares of the Company’s common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of more than 5.0% of the shares of the Company’s common stock outstanding at such time (the “Limitation”). Any purported delivery of shares of the Company’s common stock upon conversion of the Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than the Limitation. If any delivery of shares of the Company’s common stock owed to a holder upon conversion of the Notes is not made, in whole or in part, as a result of the Limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall deliver such shares as promptly as practicable after any such converting holder gives notice to the Company that such delivery would not result in it being the beneficial owner of more than 5.0% of the shares of common stock outstanding at such time. The Limitation shall no longer apply following the effective date of any “Fundamental Change” (as defined in the Indenture).

Subject to certain exceptions, holders may require the Company to repurchase, for cash, all or part of their Notes upon a Fundamental Change at a price equal to 100% of the principal amount of the Notes being repurchased plus any accrued and unpaid interest up to, but excluding, the “Fundamental Change Repurchase Date” (as defined in the Indenture). In addition, upon a “Make-Whole Fundamental Change” (as defined in the Indenture), the Company will, in some cases, increase the conversion rate for a holder that elects to convert its Notes in connection with such Make-Whole Fundamental Change. The Company may not redeem the Notes prior to maturity.

The Indenture contains certain events of default, the occurrence of which may lead to the Notes being due and payable immediately.  The events of default contained in the Indenture include, without limitation, the following: failure by the Company to pay any interest on the Notes when due and payable, and such failure continues for a period of 30 days; failure by the Company to pay principal of the Notes when due and payable on the maturity date, upon any required repurchase, upon declaration of acceleration or otherwise; failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon the exercise of a holders conversion right and such failure is not cured within five business days; failure by the Company to issue a “Fundamental Change Company Notice” (as defined in the Indenture) and such failure is not cured within 10 days after the due date of such notice; failure by the Company to issue notice of certain specified corporate events when due; failure by the Company for a period of 60 consecutive days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received by the Company to comply with any of its other agreements contained in the Notes or the Indenture; failure by the Company to comply with the obligations of Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act of 1940, as amended, or any successor provisions thereto of the Investment Company Act; default by the Company or “Significant Subsidiaries” (as defined in the Indenture) of the Company (other than Subsidiaries that are non-recourse or limited recourse subsidiaries, bankruptcy remote special purpose vehicles and any Subsidiaries that are not consolidated with the Company for GAAP purposes) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, indebtedness in excess of $30 million in the aggregate of the Company and/or any such Significant Subsidiary, resulting in such indebtedness becoming or being declared due and payable or constituting a failure to pay the principal or interest on any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; a final judgment for the payment of $30 million or more (excluding amounts covered by insurance) is rendered against the Company or Significant Subsidiaries of the Company (other than Subsidiaries that are non-recourse or limited recourse subsidiaries, bankruptcy remote special purpose vehicles and any Subsidiaries that are not consolidated with the Company for GAAP purposes), which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced or (ii) the date on which all rights to appeal have been extinguished; and certain events in bankruptcy, insolvency or reorganization of the Company or its Significant Subsidiaries (other than Subsidiaries that are non-recourse or limited recourse subsidiaries, bankruptcy remote special purpose vehicles and any Subsidiaries that are not consolidated with the Company for GAAP purposes).

The foregoing summary of the Indenture set forth above is qualified in its entirety by reference to the full text of the Indenture, a copy of which is attached to this Current Report on Form 8-K (“Form 8-K”) as Exhibit 4.1 and incorporated herein by reference.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 3.02.   Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference. The net proceeds of the offering are expected to be approximately $97.0 million (or approximately $111.5 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting fees and estimated expenses.

The Company offered and sold the Notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representatives of the several initial purchasers (the “Initial Purchasers”), in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in a Purchase Agreement.

The Notes and the underlying common stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 8.01. Other Events.

On June 11, 2014, and June 17, 2014, the Company issued press releases announcing the pricing and closing of the private offering of the Notes. These press releases are included as Exhibits 99.1 and 99.2 to this Form 8-K, respectively.

The information disclosed under this Item 8.01, including Exhibits 99.1 and 99.2 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
4.1	Indenture, dated as of June 17, 2014, by and between the Company and the Trustee
4.2	Form of Global Note of 5.25% Convertible Senior Notes Due 2019 (included as part of Exhibit 4.1)
99.1	Press Release, dated June 11, 2014
99.2	Press Release, dated June 17, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TCP CAPITAL CORP.

Date: June 17, 2014

	By:	/s/ Paul L. Davis
	Name:	Paul L. Davis
	Title:	Chief Financial Officer